Exhibit 10.30
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement" or “agreement”) is entered into as of August 7, 2006, by and between Carolina Fiberboard Corporation LLC (“CFC”), as seller (hereinafter referred to as the "Seller"), Victor Kramer ( the “Principal”), and Xethanol Corporation, as buyer (hereinafter, the “Buyer”); and, on the terms and conditions set forth below, Sellers have agreed to sell to Buyer, and Buyer has agreed to buy from Sellers, substantially all of the business and assets of Sellers. Now, therefore, in consideration of the premises, the mutual covenants, the representations and warranties, and the purchase price set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto each agrees as follows:

1. Effective Time of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place on such date and at such time as shall be mutually agreed upon by the parties hereto, but shall not occur later than 4:00 p.m., EST, on that date which is thirty (30) days after the effective date of this Agreement. The closing shall be conducted at or through the offices of Buyer’s title insurance company or attorney. Notwithstanding anything to the contrary, the effective time of the purchases and sales contemplated hereby shall be as of the opening of all business on the date of Closing (the "Effective Time").

2. Sale and Conveyance of Business and Assets.

(a) At Closing and as of the Effective Time, Seller shall sell, transfer, assign, convey and deliver to Buyer good and marketable title in and to all assets of Sellers of any kind or nature, whether real, personal, tangible and/or intangible, and wherever located or acquired, including but not limited to the following: accounts receivable; real property; tangible and intangible property; business; goodwill; prepaid expenses; logos, tradenames, trademarks, servicemarks, copyrights, internet domain names and registrations, all of Sellers’ “Proprietary Rights” (as defined below), and any other intellectual property rights, along with the exclusive right to use the same; inventory; work in process; books of account; furniture, fixtures, equipment, vehicles, computer equipment, software and files, supplies, and other such equipment or articles of personal property of any nature whatsoever, specifically including but not limited to the items listed on the attached Exhibit "A"; all of the Sellers’ records of any nature, including but not limited to customer lists, supplier lists, vendor lists, correspondence and files; subject to the provisions of Item 3 regarding liabilities, all contract rights and all contracts, arrangements and agreements with the Seller’s respective vendors, suppliers, contractors, and customers; and all permits, licenses, authorizations and other like items; provided, however, that notwithstanding anything to the contrary, Sellers shall not sell, and shall retain, all cash on hand at the Effective Time and also all of those items, if any, listed on the attached Exhibit “B”. All items being sold by Seller to Buyer under this agreement are hereinafter referred to collectively and/or individually as the "Assets".

(b) At Closing, Seller shall execute and deliver to Buyer a bill of sale in a form reasonably approved by Buyer which conveys to Buyer, with full and general warranties of title, good and marketable title in and to the Assets owned by Seller, free and clear of all liens, security interests, mortgages, pledges, covenants, assessments, title defects, claims, encumbrances, recorded or unrecorded leases, easements or licenses, taxes, claims, options, liabilities, commitments, charges, restrictions, and other obligations of any nature whatsoever , except for those personal property taxes that are not then due and payable for the current tax year(hereinafter, all such liens, security interests, mortgages, etc. are referred to collectively and individually as the "Encumbrances").

(c) At Closing and as of the Effective Time, Seller shall sell, transfer, assign, convey and deliver to Buyer good and marketable title in and to all of the real property and improvements owned by Seller, including but not limited to that shown on attached Exhibit “C” (hereinafter, the property listed on said exhibit is referred to collectively as the “Real Property”), free and clear of all Encumbrances, excepting only the following matters: (i) ad valorem taxes not yet due and payable for the current and future years, (ii) those items listed on attached Exhibit “D”, (iii) easements for public utilities or rights-of-way of record at the date hereof, and (iv) except as provided in this Agreement, local laws, codes or ordinances at the date hereof, none of which items in clauses 2(ii), 2(iii) or 2(iv) adversely affect the use or value of said real property in any material respect or could reasonably be expected to prohibit or restrict the development or use of the Real Property as an ethanol production or distribution facility (said permitted excepted matters are referred to collectively as the "Real Property Permitted Exceptions"). At Closing, Seller shall execute and deliver to Buyer a warranty deed in recordable form reasonably approved by Buyer which conveys to Buyer, with full and general warranties of title, good, marketable and fee simple title in and to the Real Property, subject only to the Real Property Permitted Encumbrances.

(d) At Closing, Seller shall assign its ownership and other rights in and to Aganol Biorefineries, LLC, a North Carolina limited liability company, and its assets to Buyer and shall cause the organizer of Aganol Biorefineries, LLC to assign at Closing his/her/it’s ownership and other rights in and to Aganol Biorefineries, LLC and its assets to Buyer.

3. Liabilities Assumed/Not Assumed by Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer, except for those specific items, if any, separately set forth and itemized on Exhibit “E”, shall not assume any liens, fines, penalties, judgments, costs, expenses, payables, contractual obligations or duties, litigation, liabilities or obligations of any kind or nature of Seller, including but not limited to those which exist as of the Effective Time or which are attributable to or arise from, in any way, the acts, omissions or operations of Seller prior to the Effective Time or Seller’s ownership, operation or use of any of the Assets prior to the Effective Time.

4. Purchase Price,

(a) In consideration of Seller's performance of its covenants in this Agreement and its covenants in the Restrictive Covenants Agreement described hereinafter and the transfer and delivery of the Assets to Buyer, Buyer will assume at Closing those liabilities which Buyer has expressly agreed to assume under this Agreement and shall pay or deliver to Sellers at Closing the following:

(1)  The sum of Four Million Dollars ($4,000,000) in immediately available certified funds, subject to adjustments and prorations which may be made under this or other items of this Agreement;

(2)  That number of shares of the common stock of Xethanol Corporation (American Stock Exchange Symbol “XNL”) which is equal to the quotient of (a) Seven Million Four Hundred Forty Thousand Dollars ($7,440,000) divided by (b) the average closing price (the “Average Closing Price”) of XNL shares for the ten (10) trading days immediately preceding the date of Closing (for example, if the Average Closing Price was $15.00, then the number of shares would be 496,000).

Buyer previously has filed an unrelated registration statement, and the registration contemplated thereby has not yet become effective. Buyer cannot file the registration statement necessary to register the above-referenced shares until the pending registration is effective. However, Buyer agrees to exercise commercially reasonable efforts to have the registration statement for the registration of the above-referenced shares become effective as quickly as reasonably practicable after Closing and further agrees to file all necessary registration materials no later than ten days after the pending registration becomes effective; and

(3)  Warrants to purchase Three Hundred Thousand (300,000) shares of the common stock of Xethanol Corporation (American Stock Exchange Symbol “XNL”) at that price per share which is equal to the Average Closing Price. Buyer agrees to exercise commercially reasonable efforts to have the registration statement for the registration of such shares become effective as quickly as reasonably practicable after Closing, and further agrees to file all necessary registration materials no later than ten days after the above-referenced pending registration becomes effective.

(b) The Kramer Shares. At Closing, Seller agrees to and shall assign to Vic Kramer that number of shares (the “Kramer Shares”) of the common stock of XNL received under Item 4(a)(2) which is equal to the quotient of (a) Six Million Dollars ($6,000,000) divided by (b) the Average Closing Price. Forty percent (40%) of the Kramer Shares shall be freely tradable once they are registered, and the remaining sixty percent (60%) of such shares shall be “locked up” and not tradable for the one year period immediately following the date of Closing.

(c) The Management Team Shares. At Closing, Seller agrees to and shall assign the remainder of the shares of the common stock of XNL received under Item 4(a)(2) (the “Management Team Shares”, which are the shares remaining after subtracting the Kramer Shares from the total number of shares received under Item 4(a)(2)) to and among those persons listed, and in the manner or respective amounts set forth on, attached Exhibit “F”. Fifty percent (50%) of the Management Team Shares shall be “locked up” and not tradable for the one year period immediately following the date of Closing.

(d) The Warrants. Warrants for 200,000 shares of the common stock of XNL shall not be exercisable for one (1) year after Closing, and warrants for the remaining 100,000 shares of the common stock of XNL shall be freely exercisable after Closing and when the shares of common stock underlying the warrants are registered. At Closing, Sellers agree to and shall assign the warrants to and among those persons listed, and in the manner or respective amounts set forth on, attached Exhibit “G”. The warrants shall be in a form substantially similar to the form attached hereto as part of Exhibit “G.”

5. Closing Prorations. Subject to any other provisions of this Agreement, real and personal property taxes and special assessments, if any, utilities and other similar items customarily prorated at closing and relating to the Assets shall be apportioned between the buyer and seller thereof as of the Effective Time, with any item relating to periods ending on or prior to the Effective Time for the account of the seller thereof, and any item relating to periods beginning at or after the Effective Time for Buyer's account. To the extent Seller receives any rent, license, royalty or similar payments with respect to assets being sold hereunder, the same shall be prorated as of closing in the same fashion as provided for above in this paragraph. Final adjustments, and any required refund of payment, pursuant to this paragraph which cannot be made at Closing, or were not made at Closing, shall be made after Closing within ten (10) days of written demand therefore by any party.

6. Restrictive Covenants Agreement; Consulting Agreement.

(a)  As material inducement for Buyer entering into and consummating the transactions contemplated by this Agreement, Seller agrees to abide by the restrictive covenants set forth on attached Exhibit “N”.

(b)  As material inducement for Buyer entering into this Agreement and as a condition precedent to Buyer’s consummating the purchases and sales contemplated hereby, (i) Doug McCullaugh, Kurt Creamer and John Toupalik each shall have agreed with Buyer within fourteen days after the effective date of this Agreement on a mutually agreeable form of employment agreement providing for such individual’s employment after Closing, which agreements shall be attached to this Agreement within such 14-day period as part of Exhibit “H” hereto, and (ii) Doug McCullaugh, Kurt Creamer and John Toupalik each shall execute and deliver at Closing such individual’s said employment agreement.

(c)  As material inducement for Buyer entering into this Agreement and as a condition precedent to Buyer’s consummating the purchases and sales contemplated hereby, (i) Don Lengel and Branat, LLC (a company owned by Vic Kramer) each shall have agreed with Buyer within fourteen days after the effective date of this Agreement on a mutually agreeable form of consulting agreement providing for such individual’s or entity’s provision of consulting services after Closing, which agreements shall be attached to this Agreement within such 14-day period as part of Exhibit “I” hereto, and (ii) Don Lengel and Branat, LLC each shall execute and deliver at Closing such individual’s or entity’s said consulting agreement.

7. Representations and Warranties of Sellers. As a material inducement to Buyer to enter into this Agreement, Seller hereby makes to Buyer the representations and warranties set forth in this Item 7 as of the date of this Agreement and as of the Effective Time. If the Closing occurs, then each of the representations and warranties set forth in this Item 7 will be deemed to be re-made by Sellers as of the time of the Effective Time and Closing as an inducement to the Buyer to consummate the closing transactions contemplated by this Agreement. Each of the representations and warranties set forth in this Item 7 shall survive the Effective Time and the Closing of the transactions contemplated hereby for a period of eighteen (18) months from the date of Closing.

(a) CFC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has full power and authority to conduct its business and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No filing with or consent of any governmental authority or other person or entity is required in connection with the consummation by Seller of the transactions contemplated hereby. All action of Seller or its members and/or managers necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly executed by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against each Seller in accordance with its terms.

(b) With respect to Seller, neither the execution, delivery nor performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) conflict with, or violate, Seller’s articles of organization or operating agreement or other similar documents relating to corporate governance, (ii) conflict with, violate or give rise to a right of termination under, any agreement, contract or instrument by which Seller is bound or to which Seller or any of its assets or securities are subject (including but not limited to any covenant requiring that Seller obtain the consent of any third party to close the transactions contemplated hereby), (iii) violate any law, including but not limited to any laws, rules, regulations or ordinances applicable to Seller or the Assets, (iv) adversely affect any permit, license or authorization relating to Seller or its Assets, or (v) adversely affect any right, title and interest in and to the Proprietary Rights of Seller or the ability of the Buyer to use said Proprietary Rights. No consent, approval or other action by any federal, state, provincial, or local governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(c) Seller is the sole owner of and has, and will deliver to Buyer at Closing good and marketable title in and to all of the Assets (other than the Real Property which is addressed in paragraph 7(d)(i) below), free and clear of all Encumbrances.

(d) Real Property Matters.

(i) CFC is the sole owner of and has, and will deliver to Buyer at Closing, good and marketable title in and to the Real Property, free and clear of all Encumbrances other than the Real Property Permitted Exceptions, and there are no liens or security instruments outstanding against or otherwise encumbering the Real Property which shall not be fully paid, satisfied and cancelled at Closing. No person other than Seller (or Buyer hereunder) has any right, option, lease, easement, license, title or other interest of any kind in, over or to any part of the Real Property or any timber, water, minerals, or crops thereon or thereunder; there is no person other than Seller in possession of or with any rights to come on or occupy any part of the Real Property, whether as a tenant or otherwise.

(ii) The use and operation of the Real Property by Sellers does not violate in any material respect any instrument of record or agreement affecting the Real Property. There is no violation of any covenant, condition, restriction, easement or order of any federal, state or local governmental authority having jurisdiction over such property or of any other person or entity entitled to enforce the same affecting the Real Property or the use or occupancy thereof. The Real Property abuts and has permanent access to and from a public road.

(iii) Seller and Seller’s current use of the Real Property each is in compliance with all applicable building, zoning, subdivision and other land use and similar laws, rules, codes, orders, regulations, or ordinances affecting the Real Property (collectively, the “Real Property Laws”), and Seller, except as provided for below in this paragraph with respect to the proposed use of the Real Property to produce or distribute ethanol or related products, has not received any notice of violation or claimed violation of any Real Property Law for its current use. There is no pending or, or to the knowledge of Seller, anticipated change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. The current use by Seller of the Real Property is not dependent on a nonconforming use or other consent or approval of a governmental authority. However, the proposed use of the Real Property or any portion thereof for ethanol production and related activities is dependent on a nonconforming use or other consent or approval of a governmental authority (specifically Nash County, North Carolina must approve the Special Use Permit described on attached Exhibit “J”) the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the businesses conducted or proposed to be conducted by Sellers or ethanol production and related activities, and Seller is in the process of obtaining the consents and approvals for such use. Exhibit “J” sets forth a description of the current activities of Seller or its affiliate, Aganol Biorefineries, LLC, with regards to the approval of the Real Property for use as an ethanol production and distribution facility. There is no pending or threatened litigation, condemnation, dispute or assessment affecting any part of the Real Property or its boundary lines. Seller is not currently doing any business on the property and therefore, Seller and Buyer both acknowledge and agree that Seller is not currently doing any business on the property for purposes of this Section 7(d)(iii) and this Agreement.

(e) Environmental Matters.

(i) Seller has not been notified by any relevant governmental authority that any Environmental Permit on or relating to the Real Property or operations thereon will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business. Seller represents that it does not have in place any Environmental Permit on or relating to the Real Property or operations thereon.

(ii) The Seller and its affiliates have complied with all applicable Environmental Laws (see definitions at Item 33) pertaining to the Real Property (and the use, ownership or transferability thereof) and the business conducted by Seller. No person or entity has alleged any violation by Seller and their respective affiliates of any applicable Environmental Law relating to the conduct of the business conducted by Seller or the use, ownership or transferability of the Real Property by Seller.

(iii) Except as set forth in Exhibit “K”, neither Seller nor any of its respective affiliates has caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about any Real Property, the Assets or other properties or assets owned, leased or used by the Seller held for use in connection with, necessary for the conduct of, or otherwise material to, the business conducted by Seller, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release (see definitions at Item 33) of any Hazardous Substances by or for Seller or any of its affiliates (see definitions at Item 33), except for any such liabilities and obligations that are not material to the business conducted by Seller or have not had or resulted in, and will not have or result in, a material adverse effect upon the value, ownership, use, occupancy or operation of the Real Property or any material portion thereof.

(iv) Except as set forth in Exhibit “K”, none of current or past operations of Seller, or any by-product thereof, and none of the currently or formerly owned property or assets of Seller, including without limitation the Assets or the Real Property, is related to or subject to any investigation or evaluation by any Governmental Authority (see definitions at Item 35), as to whether any Remedial Action (see definitions at Item 35) is needed to respond to a Release or threatened Release of any Hazardous Substances or is now subject to any Remedial Action. Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which the Buyer may be required to incur any Environmental Liabilities and Costs (see definitions at Item 35) arising from the Release or threatened Release of a Hazardous Substance. None of the Real Property is, and neither Seller nor any of its respective Affiliates has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets or the Real Property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action. No work, repair, construction or capital expenditure is required or planned in respect of the Assets pursuant to or to comply with any Environmental Law, nor has Seller and its respective affiliates received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material and is in the ordinary course of business.

(v) The Seller has disclosed and made available to the Buyer all information, including without limitation all studies, analyses and test results, in the possession, custody or control of Seller and its respective affiliates relating to (i) the environmental conditions on, under or about the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by Seller or any other person or entity at any time on any Real Property, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Business.

(e) True and correct copies of all written contracts, agreements, understandings or other arrangements creating, evidencing or setting forth any of those any costs, expenses, payables, duties, obligations or liabilities listed on Exhibit “E” (the “Liabilities Exhibit”), if any, are attached to said Liabilities Exhibit, and summaries of all oral contracts, agreements, understandings or other arrangements creating, evidencing or setting forth any of those any costs, expenses, payables or liabilities listed on Liabilities Exhibit are set forth on said Liabilities Exhibit. All of the contracts described in said Liabilities Exhibit are in full force and effect, are current, and are not subject to any defaults or set-off or to any grounds of which a Seller is aware and which may give rise to any default or set-off, and that any necessary consents to the assignment of such contracts which are to be assigned hereunder to Buyer have been obtained.

(f) There are no outstanding judgments against or encumbering, or purporting to encumber, Seller or any of the Assets. There is no litigation or proceeding (including but not limited to investigations and inspections) pending or, to the knowledge of Seller, threatened against Seller or any of the Assets.

(g) All taxes of or pertaining to any Seller, the Real Property or the other Assets (including but not limited to withholding, social security, unemployment insurance, sales, use, property, and other taxes or assessments) required to be paid have been paid. All tax or franchise returns and reports of any nature required to be filed by Seller have been filed. All tax or franchise returns, reports and documents required to be filed by Seller, and all taxes required to be paid by Seller, prior to the Effective Time or Closing shall have been paid or filed on or before such time. With respect to each Seller, there are no audits or investigations pending or any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local tax or tax return or document for any period. There are no determined tax deficiencies, proposed tax assessments or tax liens against any Seller or the Assets. Any ad valorem taxes on the Assets not yet due and payable shall be prorated , as of the Effective Time between Buyer and Seller, as the context so requires.

(h) The Seller, the Real Property, and the Assets each have complied with, is in compliance with, and will be in compliance with at Closing, all federal, state, provincial, local and other applicable laws, rules, regulations, orders and ordinances affecting a Seller, the Real Property, the Assets, and/or the current conduct of the business or operations of Seller, and Seller has all licenses, permits, authorizations and like items required or necessary to own or conduct all of its businesses as currently conducted and/or its assets. Seller is in the process of acquiring licenses, permits, authorizations and like items required or necessary for the conduct of ethanol production and related activities at the Real Property.

(i) All files, records and incidental documentation of Seller relating to its business and/or the Assets (including, but not limited to, all contracts, computer records, general ledgers, books and records, accounting and tax records, lists of past, current and prospective customers, lists of vendors, contractors or suppliers, contract information, credit records and other information maintained by Seller) are kept in the ordinary course of business in accordance with Seller's customary business practice, are located at Seller’s principal place of business, and will be delivered to Buyer at Closing.

(j) Seller has not used any trade names or any assumed or fictitious names in connection with the operation of its business during the last five years. None of the Proprietary Rights of Seller included in the Assets conflict with or infringe upon the rights of any other person or entity, nor is Seller aware of any claim, whether currently pending, outstanding or threatened, or of grounds for any claim, by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights of Seller. Seller owns and possesses all right, title and interest in and to any and all of the Proprietary Rights of Seller necessary for, or now used in, the operation of its business as currently conducted, free and clear of all Encumbrances. None of the Proprietary Rights of Seller included in the Assets is used by Seller under a license or other similar arrangement. To the best of the knowledge of Seller, no person or entity is infringing upon any of the Proprietary Rights of Seller, and the loss or expiration of any of the Proprietary Rights used by Seller is not threatened, pending or reasonably foreseeable.

(k) The gross liability of Seller for all Trade Arrangements is less than or equal to $500.00. “Trade Arrangements” shall mean all barter arrangements and unexpired merchandise and other trades for merchandise and services, whether owing to or accruing to the benefit of Seller or owed by or a liability or obligation of Seller. Buyer is not assuming under this Agreement any Trade Arrangements or liability therefore.

(l) Attached hereto as Exhibit “L” is a schedule (“Schedule of Seller’s Employees”) showing (i) each employee of Seller and (ii) each independent contractor of each Seller which regularly provides services to Seller, and for each employee, such employee’s start date and current rate of pay and vacation, which schedule Seller represent and warrant is complete, true and correct.

(m) No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to the Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Seller that has not been disclosed by Seller to the Buyer that might reasonably be expected to have or result in a materially adverse effect to the business or assets being purchased hereunder.

(n) Although Aganol Biorefineries, LLC, a North Carolina limited liability company, has been formed with the North Carolina Secretary of State, no operating agreement has been entered into with respect to such company, and such company has no members, assets or liabilities and has not yet conducted business. Seller owns all right, title and interest in to Aganol Biorefineries, LLC and to complete the organization of such company, all of which shall be conveyed to Buyer at closing free and clear of all Encumbrances. There are no, and have never been any, employees of Seller or Aganol Biorefineries, LLC.

8. Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, the Buyer hereby makes to Sellers the representations and warranties set forth in this Item 8 as of the Effective Time and as of the Closing. Each of the representations and warranties set forth in this Item 8 shall survive the Effective Time and the Closing of the transactions contemplated hereby.

(a) Buyer has full power and authority to conduct its business and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All action of the Buyer necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly executed by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(b) Neither the execution, delivery or performance by the Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (i) conflict with, violate or give rise to a right of termination under, any agreement, contract or instrument by which Buyer is bound or to which Buyer or any of its assets are subject or (ii) violate any law applicable to the Buyer or its properties or any of Buyer’s organizational documents (if a corporation, its articles of incorporation and bylaws; if a limited liability company, its articles of organization and operating agreement). No filing with or consent, approval or other action by any federal, state, provincial, or local governmental authority or other person is required in connection with the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer. All corporate authority and approvals necessary for Buyer to execute this Agreement and the ancillary documents contemplated hereby and to consummate the transactions contemplated by this Agreement have been obtained.

9. [Intentionally Deleted].

10. Documents to be Delivered at Closing. In addition to the other items provided for in this Agreement, at Closing, Seller shall deliver the following items to Buyer, unless such items have been waived by Buyer prior to close: (i) settlement statements; (ii) consents to assignments and estoppel certificates relating to any contracts to be assigned and assumed in a mutually agreeable form; (iii) an assignment and assumption agreement with respect to any written contracts to be assumed hereunder in a form reasonably acceptable to Buyer; (iv) resolutions of the members and managers authorizing the sale contemplated hereby; (v) with respect to the Real Property, such customary closing documents as are needed for the sale of the Real Property, including but not limited to a general warranty deed conveying the Real Property to Buyer, owner’s affidavits, settlement statements, and such other documentation as may be needed by the title agent to issue an owners and/or lenders title insurance policy at Closing with respect to the Real Property or to otherwise consummate the purchase and sale of the Real Property; and (vi) such other customary closing documents as needed for the sale of Assets. In addition to the other items provided for in this Agreement, at Closing, Buyer shall execute and/or deliver to Seller the following items: (i) settlement statements; (ii) an assignment and assumption agreement in a form in a form reasonably acceptable to Buyer with respect to any written contracts to be assumed hereunder by Buyer; (iii) with respect to the Real Property, such customary closing documents as are needed for the purchase and sale of the Real Property, including but not limited to a settlement statements and such other documentation as may be needed by the title agent to consummate the purchase and sale; and (iv) such other customary closing documents as needed for the sale of Assets.

11. Further Assurances; Time of the Essence; Transition. From time to time prior to, at and after the Closing, each party hereto will execute all such instruments and take all such actions as another party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory instruments, cancellations, assignments, consents, deeds, bills of sale, and other instruments in addition to those to be delivered at Closing, and any and all actions which may reasonably be necessary or desirable to complete, evidence or document the transactions contemplated hereby. Time is of the essence of this Agreement. In order to facilitate the smooth transition of the Assets to Buyer, Seller agrees to, in addition to any other obligations required herein or in any agreement ancillary to this agreement, for the 90-day period after Closing, provide Buyer with such advice and introductions with respect to the operations, accounts, suppliers and/or vendors of the Sellers’ businesses being purchased and sold herunder as the Buyer may reasonably request - the primary obligation hereunder shall be to provide advice to Buyer regarding the procurement of raw materials, production, distribution and marketing and sales efforts and to introduce the Buyer to, and foster and maintain the Buyer’s relationship with, Seller’s existing and prospective accounts, contractors, customers, suppliers and vendors.

12. Indemnification.

(a) Seller shall indemnify, defend, and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations, judgments, and liabilities including, but not limited to, reasonable attorneys' fees and expenses of litigation generally (court costs, costs of experts and court reporters, etc.) at trial and on appeal (hereinafter, all such damages, claims, losses, expenses, costs, obligations, judgments and liabilities are referred to collectively and individually as the "Losses and Expenses"), suffered or incurred by Buyer by reason of, or arising out of, (1) any breach of representation or warranty made by Seller in or under this Agreement, (2) the failure of Seller to perform or fulfill any of its/his/her covenants or agreements set forth in this Agreement, (3) any litigation, proceeding, or claim by any third party (whenever brought or instituted) relating to the Real Property or to the business, ownership or operations of Seller or any of the Assets prior to the Effective Time, and (4) any liability of Seller not expressly assumed by Buyer under this Agreement.

(b) Buyer agrees that it shall indemnify, defend, and hold Seller harmless from and against any and all Losses and Expenses (as defined above) suffered or incurred by Seller by reason of, or arising out of, (1) any breach of representation or warranty made by Buyer pursuant to this Agreement, (2) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, (3) any litigation, proceeding, or claim by any third party relating to Buyer’s acts or omissions after the Effective Time relating to the business, ownership or operations of Buyer or any of the Assets after the Effective Time, or (4) liabilities of the Buyer not expressly assumed by Seller under this Agreement.

(c) If any party to this Agreement believes that it has suffered or incurred any Losses and Expenses, such party shall notify the other parties promptly in writing describing such Losses and Expenses, the amount thereof, if known, and the method of computation of such Losses and Expenses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Losses and Expenses shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Losses and Expenses under this Item 12, such party shall promptly notify the indemnifying party or parties of such action or suit.

(d) The indemnifying party under this Item 12 shall have the right to conduct and control, through counsel of its own choosing, any third party claim, action, or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action, or suit at its sole cost and expense; provided that if the indemnifying party shall fail to defend any such claim, action, or suit, then the indemnified party may defend, through counsel of its own choosing, such claim, action, or suit and (so long as it gives the indemnifying party at least thirty (30) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such claim, action, or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. Neither the indemnified party nor the indemnifying party shall compromise or settle any third party claim, action, or suit without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(e) Should Seller default or breach its obligations under this Item 12 and fail to cure same within thirty (30) days after Buyer gives written notice to the breaching party, then the Principals, jointly and severally, hereby agree to unconditionally guarantee the payment and performance of Sellers’ obligations under this Item 12 which are not cured within such thirty-day period; provided, however, that the total, aggregate liability of said persons to Buyer for Buyer's Losses and Expenses shall not exceed the total amount of the cash component of the purchase price paid by Buyer to Seller under this agreement above, except that this limitation of liability shall not apply or be effective if Buyer’s Losses and Expenses are attributable to the fraud or willful wrongful act or omission of a Seller.

13. Affirmative Covenants of Sellers Pending Closing. Between the date hereof and the Effective Time, Seller shall: (a) give the Buyer and its representatives full access during normal business hours to the Real Property for property, environmental and other inspections and to all of the facilities, properties, books, records and documents pertaining to the assets to be purchased hereunder and Seller’s financial condition and results of operations, subject only to those limitations expressed herein, and shall furnish the Buyer such other information concerning the contracts, business and operations of Seller and the assets to be purchased hereunder as the Buyer may reasonably request, including general ledgers, books of account, financial statements and information, licenses, permits, agreements, contracts, title commitments or policies, environmental reports or studies, records and files of every character (excluding however, correspondence with legal counsel and any other attorney-client privileged records or documents, but this exclusion shall not excuse nondisclosure of any matter regarding which representations and warranties are made in Item 7 above); (b) maintain in effect adequate property, casualty and commercial general liability insurance on Seller’s business and the Real Property and Assets; (c) [intentionally deleted]; (d) carry on its business and keep its books of account, records, and files in the ordinary course of business, collect its accounts receivable in the ordinary course of business, and pay all accounts payable and other liabilities on a timely basis when such become due and payable (subject, however, to the right to contest the same in good faith with an adequate accrual); (e) maintain the property and assets to be purchased hereunder in the same condition they were in upon execution of this Agreement; and (f) use commercially reasonable best efforts to preserve the businesses to be purchased hereunder intact, retain as at present Seller’s respective employees and independent contractors, and preserve the goodwill of Seller’s suppliers, customers, vendors, and others having business relations with Seller.

14. Negative Covenants of Sellers Pending Closing. Between the date hereof and the Effective Time, without the prior written consent of the Buyer, Seller shall not, except in the ordinary course of business: (a) enter into any new contracts, arrangements or commitments regarding the businesses to be purchased hereunder or the Assets outside of the normal, routine and ordinary course of business or permit any increase or changes in the compensation of any employee other than normal raises based on standard cost-of-living adjustments or such other raises which may be reasonably approved by Buyer; (b) cause or allow to exist any creation, assumption or guaranty of any pledge or other lien, encumbrance or obligation or charge upon or against any of the Assets or the businesses to be purchased hereunder, other than the Permitted Encumbrances; (c) enter into any sale, assignment, lease, hypothecation or other transfer or disposition by operation of law or otherwise, of any of the Assets, the Real Property, or the businesses to be purchased hereunder; (d) engage in any act outside the normal course of business; (e) engage in discussions with any party other than Buyer concerning any possible sale of the businesses or assets to be purchased hereunder; or (f) permit or cause any material adverse change in the businesses or assets to be purchased hereunder which may be considered materially adverse to the Buyer hereunder.

15. Conditions Precedent to the Buyers' Obligation to Close. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Buyer hereunder are, at the option of the Buyer, subject to the compliance with, or the satisfaction or fulfillment of, each of the following conditions precedent, at or prior to the Closing: (i) Seller shall have performed and complied with all agreements, obligations and covenants required by this Agreement, and all of their respective representations and warranties shall be true and correct; (ii) Seller shall own and be able to transfer the Assets (other than the Real Property) free and clear of all Encumbrances except the Permitted Encumbrances, and Seller shall own and be able to transfer the Real Property free and clear of all Encumbrances except the Real Property Permitted Encumbrances; (iii) the Real Property and the other property and assets comprising the Assets shall remain in substantially the same condition as on the date hereof and there shall have been no material adverse change in the businesses or assets to be purchased hereunder; (iv) all Governmental Approvals necessary to consummate the transactions contemplated hereby have been obtained, and Nash County, North Carolina (and any city or municipality in which the Real Property is located, if any) shall have issued such approvals as are required to permit Aganol Biorefineries, LLC to produce ethanol at the Real Property upon Closing; (v) consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending; (vi) Buyer shall have received the Environmental Assessment in a form satisfactory to Buyer (see Item 17(c) below); and (vii) with respect to all contracts and agreements which Buyer is acquiring hereunder from a Seller, Buyer has agreed in writing to assume, and whose terms require consent for assignment and/or assumption, Seller shall have obtained from all other parties to such agreements written consents to the such assignment to and/or assumption by Buyer and delivered same to Buyer, and, with respect to each such agreement and at Buyer's option, Seller shall have delivered to Buyer after Buyer's request an estoppel certificate executed by the other party to the agreement which provides that no default, or basis for default, to the agreement exists.

16. Conditions Precedent to Seller’s Obligations to Close. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Sellers hereunder are, at their option, subject to Buyer's compliance with each of the following conditions precedent: (a) Buyer shall have performed and complied with all agreements, obligations and covenants required by this Agreement; and (b) all Buyer's representations and warranties shall be true and correct in all respects.

17. Inspections.

(a) Commencing on the date hereof and continuing as long as this Agreement shall remain in force, Buyer shall have the right, upon 24 hour written notice to Seller, to go on the Property personally or through agents, employers, contractors and/or subcontractors for the purpose of making boundary line and topographical surveys, soil, groundwater or other environmental tests, inspections or surveys (including but not limited to related borings and samplings), and such other tests, analyses and investigations of the Property as Buyer or its lender deems desirable. Except as otherwise provided in this agreement, Buyer shall pay all costs incurred in making such surveys, tests, analyses and investigations. Buyer shall indemnify and hold harmless Seller from damages and claims arising from Buyer's entry on the Real Property under this paragraph.

(b) Buyer may examine the title to the assets to be purchased hereunder prior to the Closing. Should any defect in the title to the Assets (other than the Real Property) be found other than the Permitted Encumbrances or should any defect in the title to the Real Property be found other than the Real Property Permitted Encumbrances, Seller will be provided with a written statement thereof and given until the Closing to correct the same; provided, however, that if Seller are unable to cure such defects before the above-referenced final date for Closing, then, notwithstanding anything to the contrary, the above-referenced final date for Closing may be extended by Buyer for an additional 30 days. If Seller are not able to correct any such title defects before the final date for closing, as the same may be extended, then Buyer shall have the option to (i) void this Agreement in writing before Closing is completed, in which case neither party shall have any further liability or obligation under this Agreement, or (ii) fully and finally waive such defects and proceed to close and accept title subject to all existing defects.

(c) Buyer shall retain, at Buyer’s cost, environmental consultants and attorneys satisfactory to the Buyer to conduct an environmental assessment of the Real Property and the other assets to be purchased hereunder (the “Environmental Assessment”), to include physical inspections of the Real Property and such assets, equipment and facilities, review of all relevant records in the possession or custody or under the control of Seller, review of relevant governmental agency records and contact with governmental agency personnel, conduct of sampling activities and any other investigatory activities of a scope satisfactory to the Buyer. A condition precedent to Buyer’s obligations to close hereunder shall be Buyer’s receipt before Closing of the Environmental Assessment completed and in form and substance satisfactory to the Buyer. Should Buyer’s environmental consultants determine that the Property’s condition or history warrants testing or additional testing for the Environmental Assessment to be complete and such test results are not or cannot be received and reviewed by Buyer and its environmental advisors prior to the deadline for Closing, then Buyer and Seller shall attempt in good faith to negotiate and sign prior to the deadline for Closing a written amendment to this Agreement extending the deadline for Closing to permit the Environmental Assessment to be so completed and reviewed. If the Environmental Assessment, when complete, is not in form and substance satisfactory to the Buyer, or if by the deadline for Closing the Environmental Assessment is not complete and the parties have not entered into a written amendment providing for an extension as contemplated above, then Buyer shall have the option to (i) void this Agreement in writing before Closing is completed, in which case neither party shall have any further liability or obligation under this Agreement, or (ii) proceed to close subject to all existing environmental conditions.

18. Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by the written agreement of the Buyer and Seller; (a) by either Seller or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated within five (5) days after the final deadline provided for the Closing under this Agreement, unless such date shall be extended by the mutual written consent of all parties; (c) by the Buyer by written notice to Seller if (i) Seller’s representations and warranties shall not have been true and correct in all respects or (ii) if any of the conditions set forth in Item 15 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the deadline for Closing, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; (d) by Seller by written notice to the Buyer if (i) Buyer’s representations and warranties shall not have been true and correct in all respects or (ii) if any of the conditions set forth in Item 16 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the deadline for Closing, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or (e) by Buyer by written notice to Sellers pursuant to Item 17(b) or Item 17(c). In the event of the termination of this Agreement pursuant to the provisions of this paragraph, this Agreement shall become void and have no effect, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, managers, employees, agents, consultants, representatives, advisers, stockholders, members or affiliates, except as specified in Item 22(b) and except for any liability resulting from such party’s breach of this Agreement.

19. Confidentiality/Press Release/Exclusivity. Except as may be required to comply with Applicable Laws and/or the rules and regulations of each stock exchange upon which the securities of either of the parties is listed, no party hereto shall disclose to third parties (other than accountants, lawyers, surveyors, environmental or other consultants, and like advisors who have a need to know in order to effectuate the terms of this agreement) the terms or existence of this agreement or any information designated as confidential and received from the other party or its agents in the course of investigating, negotiating, and completing the transactions contemplated by this agreement. The parties acknowledge that Buyer is a public company and will be required by Applicable Laws to make certain filings containing information concerning the subject transaction. Notwithstanding the foregoing, Buyer and Seller shall issue a joint press release upon the execution of this Agreement and again after Closing which is in a form acceptable to and approved by both parties. During the term of this Agreement, Seller shall not advertise, market, or list all or any portion of the Assets for sale, solicit purchasers for the sale of all or a portion of the Assets, or enter into any agreements with third parties, or permit any of its employees, contractors or agents, to engage in or provide any services related to the activities described above in this sentence.

20. Allocation. The purchase price shall be allocated to the Assets as set forth on Exhibit “M”, and the parties shall file all relevant income tax returns, including but not limited to Internal Revenue Service form 8594, in accordance with said allocation, and shall not take any position inconsistent therewith.

21. Broker. Seller represents and warrants to Buyer that Seller has not employed or used the services of any agent or broker with respect to the transactions contemplated hereby and that there is no obligation for any broker's/finder's fee or sales commission due to any person or entity resulting from acts or omissions of Seller. Buyer represents and warrants to Sellers that Buyer has not employed or used the services of a broker, finder or agent with respect to the transaction contemplated hereby and that there is no obligation for any broker's/finder's fee or sales commission due to any person or entity resulting from acts or omissions of Buyer.

22. Expenses and Taxes. (a) All bulk sales, transfer, documentary, stamp, sales and/or use taxes relating to the sale and/or transfer of the assets purchased and sold hereunder shall be paid solely by Seller. The Buyer shall pay all filing, recording and vehicle registration fees payable as a result of the transfer of the said assets. Seller shall furnish such information and execute such certificates and other documents as the Buyer may reasonably determine are necessary, and take such other actions as the Buyer may reasonably request, prior to and after the Closing, in order to obtain any tax clearance certificates and/or otherwise effectuate the conveyances contemplated hereby. (b) Except as otherwise set forth in this Agreement, all other costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby (including, but not limited to, any broker's or finder's fees) shall be paid by the party incurring such costs and expenses. To the extent any costs or expenses are to be paid by Seller, the Assets shall not be used or reduced in connection with the payment of such costs or expenses.

23. Bulk Sales Law. Buyer waives compliance with the provisions of any applicable bulk transfer laws. Accordingly, Seller covenants that all debts, obligations, and liabilities relating to Seller and its businesses that are not expressly assumed by Buyer in writing will be promptly paid and discharged by Seller as and when they become due and payable, and, notwithstanding anything in this Agreement to the contrary, Sellers will defend, indemnify and hold Buyer harmless from and against all suits, claims, costs, expenses and liabilities, including reasonable attorneys fees, with respect to any non-compliance with any bulk transfer law, including but not limited to claims made by creditors.

24. Proprietary Rights. For purposes hereof, the term "Proprietary Rights", as used in this Agreement, means all of the following owned or held by Seller: all (i) rights in patents, patent applications, patent disclosures and inventions, (ii) rights in trademarks, service marks, trade dress, trade names, corporate names, and registration and applications for registration thereof, (iii) rights in copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) rights in computer software, data, databases and documentation, (v) rights in trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable) and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and advertiser and subscriber lists and information, including but not limited to that related to ethanol production and the engineering of biorefineries for ethanol production, feedstock analysis and procurement, and related technologies, (vi) rights in all other intellectual property rights of any nature, and (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

25. Entire Agreement; Modification. All exhibits, schedules and documents attached hereto and all documents and instruments executed pursuant to this Agreement at Closing are hereby incorporated into this Agreement by this reference and shall be deemed part of this Agreement for all purposes; provided, however, that the provisions of this Agreement shall control over any conflicting provision contained in any such exhibit, schedule, document, instrument or agreement. This Agreement, along with all of the exhibits, documents, instruments and agreements incorporated herein, constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreement between the parties with respect to the obligations and covenants contemplated hereunder. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Agreement and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by all parties hereto. The following exhibits and their attachments are attached hereto and incorporated herein:

Exhibit “A”	List of certain Assets to be purchased
Exhibit “B”	List of certain property not sold to Buyer
Exhibit “C”	Legal Description of all Real Property comprising the Assets
Exhibit “D”	Real Property Title Exceptions
Exhibit “E”	Assumed liabilities and related information
Exhibit “F”	Allocation of Management Team Shares
Exhibit “G”	Allocation of Warrants and Forms of Warrants
Exhibit “H”	Employment Agreements - to be attached
Exhibit “I”	Consulting Agreement - to be attached
Exhibit “J”	Real Estate Matters
Exhibit “K”	Environmental Matters
Exhibit “L”	Schedule of Seller’s Employees
Exhibit “M”	Allocation of Purchase Price
Exhibit “N”	Restrictive Covenants of Seller

26. Assignments; Binding effect. This Agreement may not be assigned by any party without the prior written consent of all other parties, except that Buyer may assign its rights hereunder to an affiliate in which case such assignor shall remain jointly and severally obligated with the assignee for the buyer’s duties, obligations and liabilities hereunder. This Agreement shall inure to the benefit of and be binding upon the heirs, estates, personal and legal representatives, successors and permitted assigns of the parties hereto.

27. Choice of Law; Set off. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without resort to the conflicts or choice of law principles thereof.

28. Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted so as to be valid and effective under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, that provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement. This Agreement is the product of the joint drafting of all parties and shall not be construed against any party hereto as the drafter of this Agreement.

29.  Notices. All notices and other communications required or permitted to be given hereunder or by reason of this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or by overnight courier to the person to whom such notice is directed, or three (3) days after deposited in the U.S. Mail, Certified Mail, Return Receipt Requested, postage prepaid, to the parties addressed as follows: (a) if to Buyer, to Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, Attn: Lawrence Bellone, Chief Financial Officer, with a copy required to be sent to James K. Austin, Esq., Ellis, Painter, Ratterree & Adams, LLP, 2 E. Bryan Street, 10th Floor, Savannah, Georgia 31401; (b) if to any Seller, to Carolina Fiberboard Corporation, Attn: Vic Kramer, Manager with a copy required to be sent to James Andrew Saputo,Jr., Esq., Thompson & Saputo, PLLC, 1708 Trawick Road, Suite 111, Raleigh, North Carolina 27604; and (c) if to any Principal, to such Principal at his or her address set forth below.

30. Multiple Counterpart/Facsimile Delivery. This Agreement may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument. If executed in identical counterparts, this Agreement shall not become effective until all parties hereto have effectively executed their respective counterpart. This Agreement may be executed and delivered by facsimile transmission, and a facsimile copy of an executed counterpart shall be deemed and considered for all purposes as an original executed counterpart, in which case the parties then shall immediately circulate original documents for execution by all parties.

31. Waivers. No waiver or release of any obligation or right of any party hereto shall be valid and enforceable unless made in writing and duly executed by all parties hereto.

32. Survival. Notwithstanding anything to the contrary contained in this Agreement, the terms, conditions, covenants, representations and warranties contained in this Agreement, in the schedules, documents and exhibits attached hereto, and in the documents and other instruments delivered at Closing, shall survive the execution hereof and the closing of the transactions contemplated hereby.

33. Time of the Essence. Time is of the essence with respect to this Agreement and the closing of the purchase and sale contemplated hereby.

34. Headings. The paragraph headings or captions appearing in this Agreement are for convenience only, are not part of this Agreement and are not to be considered in interpreting this Agreement.

35. Certain Definitions.

Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any person or entity, including but not limited to any Governmental Authority.

Environmental Laws: All Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) CERCLA (the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the businesses of Sellers, the Real Property or any other real properties, assets, equipment or facilities, by any Seller, or any of their predecessors or affiliates; (ii) the environmental conditions existing on the Closing on, under, above, or about any Real Property or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by any Seller, or any of their predecessors or Affiliates; and (iii) expenditures necessary to cause any Real Property or any aspect of the businesses of Sellers to be in compliance with any and all requirements of Environmental Laws as of the Closing, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property.

Environmental Permits: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to any Seller necessary for the conduct of the Business as currently conducted or previously conducted under any Environmental Law.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state, county, city or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, any county, any city or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

*	*	*	*	*	*

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IN WITNESS WHEREOF, the undersigned each have caused this Agreement to be executed under seal individually or by their duly authorized officers or managers as of the date first set forth above:

Signed, sealed and delivered	Xethanol Corporation
in the presence of:

	By:	/s/ Christopher d’Arnaud-Taylor
	Title:	Chairman & CEO
Witness

Notary Public

Signed, sealed and delivered	Carolina Fiberboard Corporation LLC
in the presence of:

	By:	/s/ Victor Kramer
	Title:	Manager
Witness

Notary Public

Signed, sealed and delivered
in the presence of:

/s/ Victor Kramer
Victor Kramer
Witness

Notary Public

Exhibit “A”
List of certain Assets under Item 2(a) being purchased

SEE ATTACHED

Exhibit “B”
List of certain tangible property not being purchased

NONE

Exhibit “C”
Legal Description of all Real Property comprising the Assets

SEE ATTACHED

Exhibit “D”
Real Property Title Exceptions

None.

Exhibit “E”
Assumed Liabilities and Related Information

                Exhibit K describes current environmental problems with the Real Property or the Assets. Upon the receipt by Seller of the Environmental Assessment and the closing of this transaction, Seller and Principal, except in the case of or as a result of fraud or willful non-disclosure by Seller or Principal, will not be liable to Buyer under any representation and warranty, under the indemnification provisions or under any other provision of this Agreement regarding the environmental condition of the Real Property or the Assets, and Buyer, except in the case of fraud or willful non-disclosure by Seller or Principal, is accepting the Real Property in its “as-is” physical condition. As of the date of the Closing, Buyer shall be, as between Buyer and the other parties hereto, fully responsible for compliance with any Environmental Laws, for any Environmental Liabilities and Costs and for all Remedial Actions required on the Real Property or with the Assets, except in the case of fraud or willful non-disclosure by Seller or Principal or for problems or matters that were directly caused by Seller or Seller’s use of the Real Property, and Seller nor Principal shall have any liability or indemnification requirements for any environmental problems, except as stated above or for any problems that were directly caused by Seller or Seller’s use of the Real Property.

Exhibit “F”
Allocation of Management Team Shares

TO BE PROVIDED AT THE CLOSING OF THIS TRANSACTION

Exhibit “G”
Form of Warrants

SEE ATTACHED

Exhibit “H”
Form of Employment Agreement

TO BE ATTACHED WITHIN 14 DAYS AFTER THE DATE HEREOF

Exhibit “I”
Form of Consulting Agreement

TO BE ATTACHED WITHIN 14 DAYS AFTER THE DATE HEREOF

Exhibit “J”
Real Estate Matters

The production and distribution of ethanol in Nash County, North Carolina requires a Special Use Permit (as used in this exhibit and in the foregoing agreement, the “Special Use Permit”). In order to obtain the Special Use Permit, two requirements of the Special Use Permit Application have to be addressed at the Nash County level. Aganol Biorefineries, LLC has applied for an amendment to the Nash County Unified Development Ordinance to meet compliance requirements of the Special Use Permit. Aganol Biorefineries, LLC has passed the first two hearings and is set to have the amendment voted on during the August 14, 2006 meeting of the County Commissioners. Once that vote has passed, the hearing for the Special Use Permit will occur on August 28, 2006. The two issues deal with setback requirements and the suitability of the public road that runs by the Real Property to Interstate 95. The North Carolina Department of Transportation has provided written letters in support of our amendment issues and is fully behind the Real Property being used as a ethanol facility. Seller, nor any of its affiliates, has applied for any permits or licenses with respect to the production of ethanol or related products except as expressly stated herein with respect to Aganol Biorefineries, LLC. Therefore, the only permit which Seller or its affiliates is applying for currently is the Special Use Permit as described above by Aganol Biorefineries, LLC. Seller makes no other representations or warranties as to any other permits or licenses.

Schedule K
Environmental Matters

The Real Property is subject to an environmental compliance by the previous owner, International Paper, with the North Carolina Department of Environment and Natural Resources.  Administrative Order On Consent Pursuant to NCGS Section 130A-310.9(b) and Superfund State Deferral Memorandum of Agreement Docket Number OI-SF-199 was entered into between The State of North Carolina and International Paper with a date of May 2003. In connection with the foregoing, the previous owner, International Paper, has responsibility to clean up a fiber pile located on the Real Property and to clean a waste water lagoon, located some distance from the plant area that would be used in the production of ethanol. Remedial action has been ongoing for the past 7 years. URS environmental engineers have tested wells and report no significant levels of pollutants. Supporting documents are available for review at the convenience of Buyer.

Exhibit “L”
Schedule of Sellers’ Employees

NONE

Exhibit “M”
Allocation of Purchase Price

The parties shall negotiate in good faith to agree at or before closing on an allocation of the purchase price among the assets purchased hereunder. To the extent such an allocation is agreed to, the parties shall file all relevant income tax returns, including but not limited to Internal Revenue Service form 8594, in accordance with said allocation, and shall not take any position inconsistent therewith.

Exhibit “N”
Restrictive Covenants of Seller

Section 1.1     Confidentiality. Seller and Principal (each a “Covenantor”) each acknowledges and agrees that all Trade Secrets (as defined hereinbelow) are confidential to and shall be and remain the sole and exclusive property of Buyer and its successors or assigns (hereinafter, collectively and individually, the “Company”). Covenantor agrees that, except in connection with Covenantor’s performing its/his ordinary and authorized duties as an employee or contractor with the Company, Covenantor shall, for a period of seven years following the Closing, (a) hold all Trade Secrets in strictest confidence; (b) not disclose, reproduce, distribute or otherwise disseminate such Trade Secrets, and shall protect such Trade Secrets from disclosure by others; and (c) make no use of such Trade Secrets without the prior written consent of Company. For the purposes of this Agreement, “Trade Secrets” shall mean all information and materials which are conveyed to Buyer under this Agreement and which derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use, including but not limited to information or materials concerning the financial or other operations and/or results of the Seller, terms of employment of the Seller’s employees, independent contractors and consultants, lists of customers, suppliers and vendors and related information. “Trade Secrets” shall also include technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of customers, suppliers, prospective customers and/or prospective suppliers of Seller, including but not limited to information concerning any of the processes utilized, or to be utilized, to manufacture ethanol or similar fuels. Notwithstanding the foregoing, Trade Secrets shall not include data and information which are, or become thereafter through no fault of Covenantor, a part of the public domain by publication or otherwise.

Section 1.2     Noncompetition. The Company, its affiliates or their yet-to-be-formed affiliates are engaged or may become engaged in the business of producing, marketing and/or selling ethanol or other fuels. Covenantor agrees that, except in connection with Covenantor’s performing its/his ordinary and authorized duties as an employee or contractor with the Company, Covenantor shall not, for a period of five years following the Closing, participate in an executive, management or supervisory capacity in the operation of, provide management, marketing, purchasing, procurement, sales, or advertising services to, engage in, own all or part of, or lend funds to, any business enterprise engaged in the production, marketing, sale, or distribution of ethanol or other fuels within a radius of one hundred fifty miles of the Real Property purchased under this Agreement; provided, however, that this paragraph shall not prohibit Covenantor from owning an interest in or lending funds to the Company or any affiliate thereof.

Section 1.3     Nonsolicitation. Covenantor agrees that, except in connection with Covenantor’s performing its/his ordinary and authorized duties as an employee or contractor with the Company, Covenantor shall not, for a period of five years following the Closing, (a) individually or in association with any person or entity, solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any of the customers, prospective customers, or suppliers, or prospective suppliers of the Company for the purposes of selling to any such customer or prospective customer ethanol or any related or similar fuel product or purchasing from any such supplier or prospective supplier raw materials used to make ethanol or any related or similar fuel product; and (b) shall not, individually or in association with any person or entity, cause or attempt to cause any of the above-described customers or prospective customers to refrain from maintaining or acquiring from or through the Company ethanol or any related or similar fuel product or cause or attempt to cause any of the above-described suppliers or prospective suppliers to refrain from selling to the Company raw materials used to make ethanol or any related or similar fuel product.

Section 1.4     Nonpiracy of Employees. For the five-year period immediately following the Closing, Covenantor shall not, individually or in association with any person or entity, attempt in any manner to encourage any employee or consultant of or to the Company or any subsidiary or affiliate of the Company to leave the services of such entity, specifically including but not limited to those employees or consultants which are referred to in Items 6(b) and 6(c) of this Agreement.

Section 1.5     Severability; Enforcement of Restrictive Covenants. Whenever possible, each provision of this exhibit, or subpart thereof, shall be interpreted so as to be valid and effective under applicable law, but if any provision, or subpart thereof, shall be determined to be prohibited, invalid, illegal or otherwise unenforceable under applicable law, that provision, or subpart thereof, shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this exhibit or this Agreement which shall be binding and enforceable. The Company may disclose the prohibitions contained herein to any person or entity who, at any time, employs, contracts with or considers employing or contracting with the Covenantor. Covenantor agrees that the remedy at law for any breach by Covenantor under any of the covenants set forth in any of this exhibit will not be adequate, and that Company shall be entitled to immediate injunctive relief with respect to any such breach; provided, further, that the Company’s remedies for such a breach are cumulative and the Company may bring an action at law and/or in equity for any damages which it might sustain from such a breach and shall be entitled to recover from Covenantor reasonable attorney's fees and costs and expenses of litigation generally, whether on appeal or otherwise, actually incurred by the Company as a result of such breach.